Seritage Growth Properties Announces Appointment of Sharon Osberg to Board of Trustees

New York, NY – May 29, 2018 – Seritage Growth Properties (NYSE: SRG) announced today that Sharon Osberg has been appointed to the Company’s Board of Trustees as an independent trustee. Upon her appointment, effective today, Ms. Osberg will serve on the Board’s Compensation Committee.

“We are very pleased to welcome Sharon Osberg to the Board of Trustees of Seritage,” stated Edward S. Lampert, Chairman of the Board of Trustees of Seritage Growth Properties. “Sharon brings deep experience in technological innovation and operational leadership within large organizations. As we continue to grow and scale our platform in order to execute on our transformative retail redevelopment and mixed use projects, we believe Sharon will offer valuable counsel and perspective.”

Ms. Osberg worked for 25 years in financial technology development and management.  The bulk of her career was spent at Wells Fargo Bank where she became Executive Vice President in charge of the newly created Online Financial Services Division.  She was responsible for charting the bank’s internet course and growing the online business.  After leaving Wells Fargo, Ms. Osberg was Chief Operating Officer for 724 Solutions, Inc. in Toronto, Canada, and held various consulting positions for insurance, banking, and technology companies.  She also served on the Board of Directors of The Sequoia Fund for 12 years, holding the position of Chairperson from 2013 until retirement. She currently serves on the boards of Felidae, a non-profit conservation and research organization, and Orangutan Foundation International, a non-profit conservation organization.  She holds a Bachelor of Art’s degree from Dickinson College.
Ms. Osberg fills the Board seat vacated by Kenneth T. Lombard, who was recently named Executive Vice President and Chief Operating Officer at Seritage.
About Seritage Growth Properties
Seritage Growth Properties is a publicly-traded, self-administered and self-managed REIT with 225 wholly-owned properties and 24 joint venture properties totaling approximately 39 million square feet of space across 49 states and Puerto Rico.  The Company was formed to unlock the underlying real estate value of a high-quality retail portfolio it acquired from Sears Holdings in July 2015.  Pursuant to a master lease, the Company has the right to recapture certain space from Sears Holdings for retenanting or redevelopment purposes.  The Company’s mission is to create and own revitalized shopping, dining, entertainment and mixed-use destinations that provide enriched experiences for consumers and local communities, and create long-term value for our shareholders.

Contact
Seritage Growth Properties
646-277-1268
IR@Seritage.com